[DNB FIRST LETTERHEAD]

November 10, 2006

Mr. Albert J. Melfi, Jr.
[Address]

Via Email

Dear Al:

This letter confirms our offer to employ you as Executive Vice President, reporting directly to William J. Hieb, President and COO. We anticipate a start date no later than December 4, 2006, or sooner if you are available.

A summary of the key terms and conditions of our offer appear below:

1. A twice-monthly salary of $8,125.00 paid through direct deposit to your employee checking/savings account on the 15th and 30th of each month.

2. At your discretion, you will receive either i)$20,000.00 signing bonus which will be paid in the first pay period after your start date or ii)1000 shares of restricted stock with a 1-year vesting period to be awarded on or about December 31,2006.

3. Upon completion of a 90-day initial employment period, you will be eligible to receive 20 vacation days, 5 sick days and 2 personal days based upon Bank policy.

4. You will receive a car allowance of $900 per month, to be reconciled quarterly to actual expenses.

5. You will be eligible for participation in all compensation and employee benefit plans, including life insurance at the allowable maximum, medical insurance for you and your eligible dependents, and all other benefits and perquisites maintained by the Bank for officers, including stock options and incentive compensation. You will be eligible for participation in the medical and life insurance plans 3 months from your date of hire. You will receive a minimum $15,000 guaranteed bonus for year 2007 payable in accordance with normal plan distribution rules.

6. So long as you are employed by the Bank, the Bank agrees to cover the cost of your COBRA payments, less the amount that you would contribute for the same plan here at DNB, to your previous employer's insurance provider until you become eligible to participate in the Bank's health insurance program. Please submit the bills to Tracy Panati, Human Resource Manager for payment.

7. You will also be covered under a Change in Control Agreement, which provides for 18 months of severance pay which includes base, bonus and benefits should the Bank experience a change of control.

8. The Bank has a country club membership which you will be eligible to use for reasonable business entertainment purposes.

9. Ongoing professional training and development is available.

As required by bank policy, employment is contingent upon a credit and OFAC report acceptable to DNB First, N.A., in its sole discretion. Pursuant to the Fair and Accurate Credit Transactions (FACT) Act, we will forward you the information regarding your credit score disclosure.

In compliance with the Immigration and Control Act of 1986, all new employees must provide documentation proving employment authorization and identity within three (3) working days of your start date. The enclosed notice reviews the required documentation that will be required for you to provide to the Bank. Failure to provide employment authorization may mean termination or cancellation of the offer of employment.

Please acknowledge your acceptance by signing one copy of this letter and returning it to my attention by November 17, 2006.

On behalf of the Bank, our Board of Directors, and our Executive Management team, I am absolutely delighted that you are joining our team to help us meet our vision for the future. If you have any questions, or require additional information, please contact either myself at 484-359-3166 or Bill Hieb at 484-359-3012.

Sincerely,

/s/ William S. Latoff
William S. Latoff
Chairman and CEO

Enclosure

cc: Tracy Panati

Accepted by:	/s/ Albert J. Melfi, Jr.	Date: 11/14/2006
Albert J. Melfi, Jr.

Notice to Newly Hired Employees
The Immigration Reform and Control Act of 1986

The Immigration Reform and Control Act of 1986 makes it unlawful for employers to knowingly hire aliens not authorized to work in the United States. Employers must verify that every individual hired is not an unauthorized alien.

To comply with this law, you must take the following steps: Within three (3) working days of your start date, you will be required to complete INS Form 1-9. You must provide the documents proving your employment authorization and identity. Failure to provide employment authorization or identity may mean termination or cancellation of the offer of employment. The documents that INS will accept to establish identity and employment eligibility are listed below.

1. Only one document from the following list is needed for establishing both identity and employment eligibility:

· U.S. Passport
· Certificate of U.S. Citizenship
· Certificate of Naturalization
· Unexpired foreign passport with attached employment authorization
· Alien Registration Card with photograph
· Unexpired Temporary Resident Card
· Unexpired Employment Authorization Card
· Unexpired Reentry Permit
· Unexpired Refugee Travel document
· Unexpired Employment Authorization document issued by the INS which contains a photograph

If you do not have any of the above documents you will need to provide one document from each of the following categories:

2. Documents acceptable for establishing eligibility for employment:

· Non-laminated Social Security Number Card (Providing it is not stamped "not valid for employment purposes")
· Original or certified copy of a birth certificate issued by a state, county, or municipal authority bearing an official seal
· Unexpired INS employment authorization
· Certification of Birth Abroad issued by the U.S. Department of State
· U.S. Citizen ID Card
· Native American tribal document
· ID Card for use of Resident Citizen in the U.S.

PLUS

3. Documents acceptable for establishing identity:

· State-issued driver's license or ID Card containing a photograph
· School ID Card with photograph
· Voter registration card
· U.S. military card or draft record
· ID Card issued by Federal, State, or local government agencies or entities containing a photograph
· Military dependent ID Card
· Native American tribal documents
· Driver's license issued by a Canadian Government authority
· U.S. Coast Guard Merchant Mariner Card

Persons under age 16 who are unable to produce any of the documents found in group 3, may present any of the following to establish identity:

· School record or report card
· Clinic, doctor or hospital record
· Day-care or nursery school record